QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(5)

SUPPLEMENTARY AUSTRALIAN DOCUMENT

COMPUTER SCIENCES CORPORATION
1995 STOCK INCENTIVE PLAN
1998 STOCK INCENTIVE PLAN
OFFER TO EXCHANGE

OFFER TO AUSTRALIAN ELIGIBLE EMPLOYEES

29 October 2001

Investment in shares involves a degree of risk. Employees who participate in the offer and Plans should monitor their participation and consider all risk factors relevant to the cancellation and grant of options under the offer and Plans as set out in this Supplementary Australian Document and the Additional Documents. Employees should seek independent advice regarding participation in the offer and Plans.

OFFER TO AUSTRALIAN ELIGIBLE EMPLOYEES

     COMPUTER SCIENCES CORPORATION (the "Corporation" or "CSC")
1995 STOCK INCENTIVE PLAN
1998 STOCK INCENTIVE PLAN
OFFER TO EXCHANGE

We are pleased to provide you with information regarding Computer Sciences Corporation's offer to exchange certain outstanding options granted to eligible employees under the Computer Sciences Corporation 1995 Stock Incentive Plan and 1998 Stock Incentive Plan (the "Plans").

Many of CSC's outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of CSC's common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the last sale price per share of our common stock as reported on the New York Stock Exchange Composite Tape on the grant date of the new options, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

Terms defined in the document entitled "Computer Sciences Corporation Offer to Exchange Outstanding Options to Purchase Shares of Common Stock of Computer Sciences Corporation having an Exercise Price Per Share of $70.00 or More" dated 29 October 2001, (the "Offer to Exchange") and not otherwise defined herein have the same meaning in this Supplementary Australian Document.

1.
INVITATION

This is an invitation by the Corporation to eligible persons in Australia to exchange all outstanding options to purchase shares of common stock granted under the Plans that have an exercise price per share of US$70.00 or more for new options that the Corporation will grant under the Plans. To be eligible for this offer in Australia you must be an employee or director of the Corporation or any of its subsidiaries on the date of this offer.

The offer expires at 5:00 p.m. Pacific Time on 28 November 2001 unless the offer is extended by us. You may withdraw your previously tendered options at any time before that time in accordance with the terms of the offer.

2.
ADDITIONAL DOCUMENTS

In addition to the information set out in this Supplementary Australian Document, attached are copies of the following documents (the "Additional Documents"):

(a)
Computer Sciences Corporation 1995 Stock Incentive Plan;

(b)
Computer Sciences Corporation 1998 Stock Incentive Plan;

(c)
Offer to Exchange;

(d)
Cover Letter to Existing Option Holders;

(e)
Election Form; and

(f)
Change in Election Form.

The Additional Documents, particularly the Offer to Exchange, provide important information necessary to make an informed investment decision in relation to your participation in the offer. Please read it.

3.
RELIANCE ON STATEMENTS

You should not rely upon any oral statements made to you in relation to this offer. You should only rely upon the statements contained in this Supplementary Australian Document together with the Additional Documents when considering your participation in the offer.

4.
OFFER TO EXCHANGE EXISTING OPTIONS FOR NEW OPTIONS

The Corporation will grant new options to those eligible employees who elect to participate in this offer, subject to the terms and conditions explained in the Additional Documents. In particular, the Offer to Exchange. Existing options with exercise prices equal to U.S.$70.00 or more will be exchanged at a ratio of one new option for each existing option tendered for exchange.

5.
WHAT ARE THE MATERIAL TERMS OF THE NEW OPTIONS

You should refer to the Offer to Exchange for a comprehensive discussion of the material terms of the new options. Each new option will be granted under the same Plan as the option which is cancelled in exchange therefor. The new options granted to you will be subject to a new option agreement between you and us.

Those existing options, which are tendered for exchange, are presently expected to be cancelled on or about 29 November 2001. We expect to grant the new options on the first business day which is at least six months and one day following the date we cancel the options accepted by us for exchange, which is presently expected to be 30 May 2002 (provided that the offer is not extended).

The new options will have the same vesting schedule as your existing options. You will receive vesting credit for this time between the cancellation date and the new grant date, as if the options you elect to cancel were outstanding throughout this period.

You must tender a full option grant; you cannot tender only part of an option grant. For example, if you hold an option to purchase 3,000 common stock at an exercise price of U.S.$80 per share, you must either tender all or none of such option. If however, you have multiple option grants, you may choose to tender one or more but not all of your grants.

To receive a grant of options pursuant to the offer and under the terms of the Plan, you must be a regular, full-time employee from the date you tender your existing options through the date we grant new options.

The exercise price of the new options will be equal to the last reported sale price of our common stock on the New York Stock Exchange Composite Tape on the date of grant. Accordingly, the exercise price of the new options cannot be predicted. It is possible that the new options may have a higher exercise price than some or all of your existing options. Neither CSC nor the Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options.

The exercise price of the new options will be expressed in U.S. dollars and the shares acquired through the exercise of the new options will be purchased in U.S. dollars.

As such, the Australian dollar equivalent of the U.S. exercise price will change with fluctuations in the U.S.$/A$ exchange rates. The Australian dollar amount required to purchase the shares will be that amount which, when converted into U.S. dollars on the date of acquisition, equals the U.S. exercise price. The exchange rate used for these calculations will be the applicable U.S. dollar sell rate published by an Australian bank on the previous business day.

6.
HOW TO TENDER

If you wish to tender your options for exchange, you must complete and sign the Election Form provided with the Offer to Exchange.

7.
ARE THERE ANY ELIGIBILITY REQUIREMENTS YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE NEW OPTIONS?

If you are not a regular, full-time employee of CSC or one of its subsidiaries from the date you tender options through the date we grant new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange.

8.
HOW CAN I OBTAIN UPDATED INDICATIVE EXAMPLES OF THE EXERCISE PRICE IN AUSTRALIAN DOLLARS?

Within a reasonable period following your request, the Corporation will provide you with the Australian dollar equivalent of the current market price for a share and the exercise price, as at the date of your request. The Australian dollar equivalent will be calculated using the U.S. dollar sell rate of exchange published by an Australian bank on the day prior to your request.

You should direct your request to:

Computer Sciences Corporation
Attention:	Lisa Desemone Director, Benefits Accounting
2100 East Grand Avenue El Segundo, California 90245 USA
Telephone:	(310) 615-1417
Fax:	(310) 414-5858
E-mail:	lwhite22@csc.com
9.
WHAT ADDITIONAL RISK FACTORS APPLY TO AUSTRALIAN ELIGIBLE EMPLOYEE'S PARTICIPATION IN THE OFFER?

Tendering existing options under the offer does carry risk as there is no guarantee or assurance as to the Corporation's future stock performance. You should also be aware that in addition to fluctuations in value caused by the success of the Corporation, the value of shares as well as the exercise price will be affected by the U.S.$ / A$ exchange rates.

In addition, you should be aware that there are risks in participation in the offer if your circumstances of employment change, in particular if such a change occurs after your existing options are tendered and cancelled in the offer and prior to the new option grant date. The Offer to Exchange contains a more detailed description of these and other risks that should be considered in connection with your participation in the offer.

10.
MODIFICATION, TERMINATION ETC. OF THE OFFER

The Board may, at any time, extend the period of time during which the offer is open, terminate or amend the offer, or may postpone or delay the Corporation's acceptance and cancellation of any existing options tendered for exchange upon the occurrence of the conditions outlined in the Offer to Exchange. If the Board extends the period of time during which the offer is open, the date of cancellation and the new option grant date will be extended accordingly.

11.
WHAT ARE THE AUSTRALIAN TAXATION CONSEQUENCES OF PARTICIPATION IN THE OFFER?

The following is a general summary of the material income tax consequences arising from the exchange of existing options and the grant of new options pursuant to this offer applicable to the eligible employees of CSC or its subsidiaries who are residents of Australia. The summary is based on the applicable provisions of the Australian tax legislation in force on 12 October 2001, which are subject to change. The summary is necessarily general in nature and does not purport to be tax advice in relation to an actual or potential acceptance of the offer.

You should not rely on this summary as anything other than a broad guide and you are advised to obtain independent tax advice specific to your particular circumstances before making the decision to accept the offer.

11.1
Disposal of Existing Options

Eligible employees who are residents of Australia who accept the offer and exchange their existing options for the right to receive new options at a later date ("New Right") will recognize a disposition of their existing options at the time of their cancellation. This cancellation will give rise to a taxable event. The employees will be considered to have disposed of the existing options for consideration.

The taxation implications will depend upon whether or not the employee made the election to be taxed on the existing options in the year of grant. The taxation implications under the two alternative scenarios are detailed below.

(a)
Election Made At Time of Grant of Existing Options

Where the employee made an election to be taxed in the year of receipt of the existing options, the cancellation of the existing options upon acceptance of the offer will be subject to capital gains tax. The assessable capital gain will be:

(i)
where the employee has held the existing options for less than one year—the difference between the market value of the existing options at the time of their cancellation and the cost base of the existing options; or

(ii)
where the existing options have been held for at least one year—one-half of the difference between the market value of the existing options at the time of cancellation and the cost base of the existing options (subject to the employee first applying any capital losses against the full capital gain).

The market value of the existing options is determined in accordance with a statutory formula.

The cost base of the existing options will be the market value of the existing options on the date they were originally granted to the employee. This should be the value which was included in the employee's assessable income in the income year of the original grant.

A capital loss will be available to the employee where the market value of the existing options at the time of the cancellation is less than the cost base of the existing options.

(b)
No Election Made At Time of Grant of Existing Options

Where the employee did not make the election to be subject to taxation in the year the existing options were granted, the employee will be required to include the market value of the existing options as at the date of the cancellation in the employee's assessable income in the income year in which the existing options are cancelled pursuant to the acceptance of the offer.

11.2
Acquisition of New Right

The acquisition of the New Right (that is the right to receive new options 6 months and 1 day after the cancellation of the existing options) will constitute the acquisition of a qualifying right under an employee share option scheme.

The employee will not be subject to taxation on the acquisition of the New Right, unless the employee makes an election to that effect ("Election"). If the employee does not make the Election, the employee will be subject to taxation in respect of the New Right at a later date. The taxation consequences under the alternatives are detailed below.

(a)
Election is Made—Taxed on Exchange

If the employee makes the Election, then the employee must include an amount in the employee's assessable income in the income year that the offer was accepted. The amount included in the employee's assessable income will be the market value of the New Right less the market value of the existing options cancelled (detailed above). The market values are determined as at the date of the cancellation of the existing options pursuant to the offer.

Note that if the employee makes the Election, then it will cover each right, option and share in the Corporation that the employee acquires during the income year.

(b)
No Election is Made—Alternative Assessment Time

If the employee does not make the Election, then the employee must include an amount in his or her assessable income for the income year in which the earliest of the following assessment times occurs in relation to the New Right ("Alternative Assessment Time"):

(i)
the time when the employee disposes of the New Right or new option acquired pursuant to the New Right (other than by exercising it);

(ii)
the time when the employee's employment with CSC or its subsidiaries ceases;

(iii)
the time when the new option acquired pursuant to the New Right is exercised; and

(iv)
the time when the new option acquired pursuant to the New Right expires (subject to a 10 year limit).

The amount which the employee must include in his or her assessable income for the income year in which the Alternative Assessment Time occurs in relation to the New Right will be:

(i)
where the employee disposes of the New Right or new option (or the shares acquired as a result of exercising the new option) in an arm's length transaction within 30 days after the Alternative Assessment Time—the amount or value of any consideration the employee receives for the disposal less the market value of the existing option as at the date of cancellation, less the exercise price of the new option if the new option has been exercised; or

(ii)
in any other case—the market value of the New Right or new option (or the shares acquired as a result of exercising the new option) at the Alternative Assessment Time less the market value of the existing option as at the date of cancellation, less the exercise price of the new option if the new option has been exercised.

Note that the Federal Government announced on 11 November 1999 a proposal to tax the discount given under an employee share scheme when an employee ceases to be an Australian resident (notwithstanding that the Alternative Assessment Time outlined above may not have occurred). This proposal was intended to apply from 1 July 2001, however to date these changes have not been incorporated into the law.

11.3
Sale of Shares

The employee will also be liable to capital gains tax on any gain made on the disposal of the shares acquired as a result of exercising the new options (other than gains made on the disposal of shares in an arm's length transaction within 30 days of the Alternative Assessment Time which are assessed as ordinary income).

The assessable capital gain will be:

(i)
where the employee has held the shares for less than one year—the difference between the market value of the shares at the time of disposal and the cost base of the shares; or

(ii)
where the employee has held the shares for at least one year—one-half of the difference between the market value of the shares at the time of disposal and the cost base of the shares (subject to the employee first applying any capital losses against the full capital gain).

Where the employee made the Election in respect of the New Right, then the cost base of the shares will be the market value of the New Right at the time it was acquired plus the exercise price of the new option.

Where the employee did not make the Election in respect of the New Right, then the cost base of the shares will be the market value of the shares as at the Alternative Assessment Time.

If the market value of the shares at the time of disposal is less than the cost base of the shares, then a capital loss equal to the difference will be available to offset same year or future year capital gains. That is, a capital loss cannot be used to offset other income (including salary and wage income).

11.4
No Benefit Where New Right or New Option Lost

If the employee loses the benefit of either the New Right or any new option without it having been exercised (e.g., the employee ceases working for the Corporation or any of its subsidiaries), the employee will be deemed to have never acquired the New Right or the new option. In that case, no amount needs to be included in the employee's assessable income on account of the New Right. Where necessary, the employee may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the New Right.

The employee may also be entitled to a capital loss equal to the consideration paid to acquire the New Right (being the market value of the existing option as at the date of its cancellation).

12.
WHAT ARE THE U.S. INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER?

Employees who are not U.S. citizens or tax residents will not be subject to U.S. income tax by reason only of the exchange of existing options for new options, or the grant of new options. However, liability to U.S. taxes may accrue if an employee subsequently becomes subject to U.S. taxes.

The above is an indication only of the likely U.S. income tax consequences for Australian eligible employees who agree to participate in the offer. Employees should seek their own advice as to the U.S. tax consequences of participation.

Sincerely,

Computer Sciences Corporation

QuickLinks

OFFER TO AUSTRALIAN ELIGIBLE EMPLOYEES